Exhibit 99.1

FOR IMMEDIATE RELEASE

VEREIT® Announces November Rent Collection of 97% and Provides Transaction Activity Update

PHOENIX, AZ, December 2, 2020 -- VEREIT, Inc. (NYSE: VER) ("VEREIT" or the "Company"), a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S., announced its November rent collection and updated transaction activity.

Rent Collection Update as of November 30, 2020
VEREIT had received rent of approximately 97% for November, which includes approximately 1% to be paid in arrears by a Government agency tenant and is in line with October rent collection of 97%.

Transaction Activity Update as of November 30, 2020
•Invested $811 million of capital year-to-date, including $280 million acquired for the institutional partnerships and $300 million allocated to the redemption of 6.7% preferred stock.
◦On target for the high end of Q4 2020 to Q1 2021 acquisition pipeline of $150 million to $300 million with $75 million completed quarter-to-date at a cap rate in excess of 7%.
•As part of the Company’s planned disposition program to reduce office from the current 17% of annualized rental income to below 15%, we have sold approximately $53 million quarter-to-date and have an additional $100 million under contract with the total approximate cap rate averaging 6%. Once completed, this will bring total office dispositions for the year to approximately $430 million.
•Issued $1.2 billion aggregate principal amount of senior notes with a 2.7% weighted average interest rate and weighted average duration of 10 years providing a low cost of debt capital and leaving no uncovered bond maturities until 2024. Proceeds from the offering have been used primarily to repay the $900.0 million credit facility term loan.

About VEREIT
VEREIT is a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S. VEREIT has total real estate investments of $14.6 billion including approximately 3,800 properties and 88.9 million square feet. VEREIT’s business model provides equity capital to creditworthy corporations in return for long-term leases on their properties. VEREIT is a publicly traded Maryland corporation listed on the New York Stock Exchange. VEREIT uses, and intends to continue to use, its Investor Relations website, which can be found at www.VEREIT.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about VEREIT can be found through social media platforms such as Twitter and LinkedIn.

About the Data
Rent collection percentages disclosed are based on contractual rent and recoveries paid by tenants to cover estimated tax, insurance and common area maintenance expenses, including the Company's pro rata share of such amounts related to properties owned by unconsolidated joint ventures. Percentages are calculated using a denominator that reflects pre-COVID-19 rents that has not been adjusted for any rent relief granted. Amounts exclude any tenants in bankruptcy prior to the pandemic.

Forward-Looking Statements
Information set forth in this press release contains forward-looking statements which reflect VEREIT's expectations and projections regarding future results, events and plans, including but not limited to statements regarding acquisitions, dispositions and pipeline projects. Generally, the words "anticipates," "assumes," "believes," "continues," "could," "estimates," "expects," "goals," "intends," "may," "plans," "projects," "seeks," "should," "targets," "will," variations of such words and similar expressions identify forward-looking statements. These forward-looking statements are based on information currently available and involve a number of known and unknown assumptions and risks, uncertainties and other factors, which are difficult to predict and beyond VEREIT's control, that could cause actual events and plans or could cause VEREIT's business, financial condition, liquidity and results of operations to differ materially from those expressed or implied in the forward-looking statements. Further, information regarding historical rent collections should not serve as an indication of future rent collections. These factors include the risks and uncertainties detailed from time to time in VEREIT’s filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC's website at www.sec.gov. VEREIT disclaims any obligation to publicly update or revise any forward-looking statements contained in this press release whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as required by law.

Media Contact
Parke Chapman
Rubenstein Associates
212.843.8489 | PChapman@Rubenstein.com

Investor Contact
Bonni Rosen, Senior Vice President, Investor Relations
VEREIT
877.405.2653 | BRosen@VEREIT.com